Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NanoViricides, Inc. on Form S-3 to be filed on or about May 5, 2023 of our report dated October 13, 2022, on our audits of the financial statements as of June 30, 2022 and 2021 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed October 13, 2022. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

May 5, 2023